Exhibit 10.4

Execution Version

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on October 15, 2019 by and among:

1.                                      Adagene Inc., an exempted company organized under the laws of the Cayman Islands (the “Company”);

2.                                      Adagene (Hong Kong) Limited (天演藥業(香港)有限公司), a company organized under the laws of Hong Kong (the “Holdco Subsidiary”);

3.                                      Adagene (Suzhou) Limited (天演药业（苏州）有限公司), a company organized under the laws of the PRC (the “WFOE”);

4.                                      Adagene Incorporated, a company organized under the laws of the State of Delaware (the “US Subsidiary”);

5.                                      ADAGENE AUSTRALIA PTY LTD, a company incorporated and organized under the laws of Australia (the “Australian Subsidiary”); and;

6.                                      The Person listed in Schedule I attached hereto (the “Investor”).

The foregoing parties shall be hereinafter referred collectively as the “Parties” and each individually as a “Party”.

RECITALS

A.                                    The Company holds 100% issued and outstanding share capital of the Holdco Subsidiary, which holds 100% registered capital of the WFOE. The Company also holds 100% issued and outstanding shares of the US Subsidiary, which holds 100% issued and outstanding shares of the Australian Subsidiary.

B.                                    The Investor wishes to invest in the Company by subscribing for Series C-3 Preferred Shares (as defined below) to be issued by the Company pursuant to the terms and subject to the conditions of this Agreement, and the Company wishes to issue and sell Series C-3 Preferred Shares to the Investor pursuant to the terms and subject to the conditions of this Agreement.

C.                                    The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

Share Purchase Agreement

1.                                      Definitions.

Capitalized terms shall have the meanings ascribed to them in Annex 1 attached hereto.

2.                                      Purchase and Sale of Shares.

2.1                               Sale and Issuance of the Series C-3 Preferred Shares.

(i)                                     Subject to the terms and conditions of this Agreement (including but not limited to Sections 5 and 6), at the Closing (as defined below), the Investor agrees to subscribe for and purchase, and the Company agrees to issue and sell to the Investor, a total number of 4,452,441 series C-3 preferred shares of the Company, par value US$0.0001 per share (the “Series C-3 Preferred Shares”), with the Investor paying as consideration of US$50,000,000 (the “Purchase Price”) representing a per share price of US$11.2298.

(ii)                                  Immediately after the consummation of the Closing, the capitalization structure of the Company is set forth in Schedule II-B hereto.

2.2                               Closing.

(i)                                     Closing. The closing of the sale, purchase and issuance of the Series C-3 Preferred Shares pursuant to Section 2.1 (the “Closing”) shall take place within twelve (12) Business Days after all closing conditions specified in Section 5 and Section 6 hereof have been satisfied or waived (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing) or on such other date agreed by the Company and the Investor by the exchange of signatures and documents electronically.

(ii)                                  Deliveries by the Company at Closing. At the Closing, in addition to any items the delivery of which is made an express condition to the Investor’s obligations at the Closing pursuant to Section 5, the Company shall deliver to the Investor (a) a certified true copy of the updated register of members of the Company, reflecting the issuance of the Series C-3 Preferred Shares at the Closing, (b) a certified true copy of the updated register of directors of the Company, reflecting the appointment of the director at the Closing pursuant to Section 10.1(i)(g) of the Restated Shareholders Agreement, (c) a copy of the duly executed share certificates representing the Series C-3 Preferred Shares being purchased by the Investor at the Closing and (d) a copy of the Indemnification Agreement duly executed by the Company. Within five (5) Business Days after the Closing, the Company shall deliver to the Investor the original share certificates representing the Series C-3 Preferred Shares being purchased by the Investor at the Closing, and shall duly file the Restated Memorandum and Articles (as defined below) with the appropriate authority(ies) of the Cayman Islands.

(iii)                               Deliveries by the Investor at Closing. Within five (5) Business Days upon the Closing, subject to the satisfaction or waiver of all the conditions set forth in Section 5, the Investor shall pay the Purchase Price in accordance with Section 2.1(i) hereto by wire transfer of immediately available funds in U.S. dollars to an account of the Company as set out in Schedule III hereto, or as otherwise designated by the Company in writing.

2.3                               Use of Proceeds.

The Company shall use the Purchase Price as set forth in Section 2.1 as working capital for (a) the development and improvement of antibody drug discovery platform and (b) research and development of innovative pipeline products targeting severe diseases. The Company shall not use the Purchase Price as set forth in Section 2.1 for financing the acquisition or subscription of any shares or other debt or equity securities listed on any stock exchange, or any interest therein. The Investor shall have the right but not the obligation to monitor the use of proceeds.

2.4                               Walk-Away.

In the event that the Closing has not occurred within ninety (90) days from the date hereof (or by such later time and date as the parties hereto may mutually agree upon in writing), this Agreement may be terminated by the Company or the Investor at its own election and discretion by issuing a written notice to the other Parties after which this Agreement shall be of no further force and effect with respect to the Parties to this Agreement (with the exception of this Section 2.4, Section 7.2 and Section 8 (other than Section 8.16) which shall remain in full force and effect) and provided that the termination will not relieve any Party from any liability for any breach of this Agreement prior to such termination.

3.                                      Representations and Warranties of the Company.

Subject to such exceptions as may be set forth in the disclosure schedule delivered by the Company to the Investor as of the date hereof and attached hereto as Exhibit D (the “Disclosure Schedule”) which forms part of the representation and warranties herein, the Warrantors jointly and severally represent and warrant to the Investor that the following statements are true and correct as of the date hereof and as of the Closing. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 3, and the disclosures set forth in any section of the Disclosure Schedule shall qualify other section in this Section 3 to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections.

3.1                               Organization, Good Standing and Qualification.

Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its Business as now conducted and as proposed to be conducted, and to perform each of its obligations under the Transaction Documents to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would be a Material Adverse Effect. Each Group Company that is a PRC entity has a valid business license issued by the SAIC or its local branch or other relevant Government Authorities, and has, since its establishment, carried on its Business materially in compliance with the business scope set forth in its business license.

3.2                               Capitalization and Voting Rights.

(i)                                     Company. The authorized share capital of the Company immediately prior to the Closing shall be US$50,000 divided into (a) a total of 472,750,176 authorized ordinary shares of US$0.0001 each, 15,159,136 of which are issued and outstanding; and (b) a total of 7,844,371 authorized Series A Preferred Shares with par value of US$0.0001 each, 5,473,957 of which are classified as series A-1 preferred shares with par value of US$0.0001 each, all of which are issued and outstanding, and 2,370,414 of which are classified as series A-2 preferred shares with par value of US$0.0001 each, all of which are issued and outstanding; (c) a total of 7,494,537 authorized Series B Preferred Shares with par value of US$0.0001 each, all of which are issued and outstanding; and (d) a total of 11,910,916 authorized Series C Preferred Shares with par value of US$0.0001 each, comprised of 5,597,354 Series C-1 Preferred Shares with par value of US$0.0001 each, 1,861,121 Series C-2 Preferred Shares with par value of US$0.0001 each and 4,452,441 Series C-3 Preferred Shares, all of the Series C-1 Preferred Shares with par value of US$0.0001 each and 1,567,260 of the Series C-2 Preferred Shares with par value of US$0.0001 each are issued and outstanding and none of the Series C-3 Preferred Shares is issued and outstanding. Schedule II-A hereto and Schedule II-B hereto sets forth the capitalization structure of the Company immediately prior to the Closing and immediately after the Closing.

(ii)                                  Holdco Subsidiary. The authorized share capital of the Holdco Subsidiary is and immediately prior to and following the Closing shall be HK$10,000.00 divided into 10,000 shares of HK$1.00 par value, 100% of which are issued and outstanding and all held by the Company.

(iii)                               WFOE. The registered capital of the WFOE is and immediately prior to and following the Closing shall be RMB 8,000,000, 100% of which has contributed by the Holdco Subsidiary.

(iv)                              US Subsidiary. The authorized share capital of the US Subsidiary is and immediately prior to and following the Closing shall be 5,000 shares of common stock, 100% of which are issued and outstanding and all held by the Company.

(v)                                 Australian Subsidiary. The authorized share capital of the Australian Subsidiary is and immediately prior to and following the Closing shall be 100 ordinary shares, 100% of which are issued and outstanding and all held by the US Subsidiary.

(vi)                              No Other Securities. Except for (a) this Agreement and (b) as disclosed in Section 3.2(vi) in the Disclosure Schedule, (1) there are no and at the Closing there shall be no other authorized or outstanding Equity Securities of any Group Company; (2) no promise, commitment or offer has been made, in writing or otherwise, by any Group Company or any officer of any Group Company on behalf of the Group Company, to issue any Equity Securities of any Group Company; (3) no Equity Securities of any Group Company are subject to any preemptive rights, rights of first refusal or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities, and (4) no Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Group Company. Except as set forth in the Restated Shareholders Agreement, the Company has not granted any registration or information rights to any other Person, nor is the Company obliged to list, any of the Equity Securities of any Group Companies on any securities exchange.

(vii)                           Issuance and Status. All presently outstanding Equity Securities of each Group Company have been duly and validly issued, are fully paid (or subscribed for) and non-assessable, and are and as of the Closing shall be free of any and all Liens (except for any restrictions on transfer under the Ancillary Agreements and applicable Laws). Except as contemplated under the Transaction Documents, there are no (a) resolutions pending to increase the share capital or registered capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company, nor has any distress, execution or other process been levied against any Group Company, (b) dividends which have accrued or been declared but are unpaid by any Group Company, (c) obligations, contingent or otherwise, of any Group Company to repurchase, redeem, or otherwise acquire any Equity Securities, or (d) as disclosed in Section 3.2(vii) in the Disclosure Schedule, outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Group Company. All dividends (if any) or distributions (if any) declared, made or paid by each Group Company, and all repurchases and redemptions of Equity Securities of each Group Company (if any), have been declared, made, paid, repurchased or redeemed, as applicable, in accordance with its Charter Documents and all applicable Laws in all material respects.

(viii)                        Title. The Company is the sole record and beneficial holder of all of outstanding share capital of the Holdco Subsidiary and the US Subsidiary, the Holdco Subsidiary is the sole holder and beneficial owner of all equity interests of the WFOE and the US Subsidiary is the sole holder and beneficial owner of all share capital of the Australian Subsidiary, all of which are free and clear of all Liens of any kind other than those arising under applicable Law or as set forth in the Transaction Documents.

3.3                               Corporate Structure; Subsidiaries.

Section 3.3 of the Disclosure Schedule sets forth a complete structure chart showing Group Companies, and indicating the ownership and Control relationships among all Group Companies, the nature of the legal entity which each Group Company constitutes, the jurisdiction in which each Group Company was organized, and each jurisdiction in which each Group Company is required to be qualified or licensed to do business as a foreign Person. No Group Company owns or Controls, or has ever owned or Controlled, directly or indirectly, any Equity Security, interest or share in any other Person or is or was a participant in any joint venture, partnership or similar arrangement. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person, other than the commitment of the Holdco Subsidiary to contribute registered capital to the WFOE in accordance with the Charter Documents of the WFOE. The Group does not engage in any business other than the Business. The Holdco Subsidiary was formed solely to acquire and hold the equity interests in the WFOE. Neither the Holdco Subsidiary nor the Australian Subsidiary has engaged in any business and has not incurred any material Liability since its formation. Each of the other Group Companies is engaged in the Business and has no other business.

3.4                               Authorization.

Each of the Group Companies has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. The authorization, issuance, sale and delivery of Series C-3 Preferred Shares, and reservation for issuance of the Conversion Shares, has been taken or will be taken prior to the Closing. This Agreement has been, and each other Transaction Document, when executed and delivered, constitutes valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5                               Valid Issuance of Securities.

The Series C-3 Preferred Shares, when issued, delivered and paid for in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable Laws and under the Ancillary Agreements). All Conversion Shares have been reserved for issuance and, upon issuance in accordance with the terms of the memorandum and articles of the Company then in effect, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable securities Laws and under the Ancillary Agreements). The issuance of the Series C-3 Preferred Shares is not, and the issuance of the Conversion Shares will not be, subject to any preemptive rights, rights of first refusal or similar rights other than those that have been or will be duly waived prior to or at the Closing, as applicable.

3.6                               Consents; No Conflicts.

All Consents from or with any Governmental Authority or any other Person required in connection with the execution, delivery and performance of the Transaction Documents by the parties thereto (other than the Investor), and the consummation of the transactions contemplated by the Transaction Documents by the parties thereto (other than the Investor), have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of each Transaction Document by the Warrantors do not, and the consummation by the Warrantors of the transactions contemplated thereby will not, with or without notice or lapse of time or both, (i) result in any violation of, be in conflict with, or constitute a default under any provision of the constitutional documents of the Warrantors or any Contracts to which the Warrantors are parties, (ii) result in any violation of, be in conflict with, or constitute a default under, in any respect, any Governmental Order or any applicable Law, (iii) results in the creation of any Lien upon any asset of any Group Company or (iv) result in any termination, modification, cancellation, or suspension of any material right of, or any augmentation or acceleration of any material obligation of, any Group Company (including without limitation, any indebtedness of such Group Company). Except for those disclosed in Section 3.6 of the Disclosure Schedule, all SAFE Rules and Regulations have been fully complied with and all requisite approvals or registration certificates required under the SAFE Rules and Regulations in relation thereto have been duly and lawfully obtained and are in full force and effect, and there exist no grounds on which any such approval or registration certificate may be cancelled or revoked or the WFOE or its legal representative may be subject to liability or penalties for misrepresentations or failures to disclose information to the issuing SAFE. None of the Warrantors has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations.

3.7                               Offering.

Subject in part to the accuracy of the Investor’s representations set forth in Section 4 of this Agreement, the offer, sale and issuance of the Series C-3 Preferred Shares are, exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any other applicable securities Laws.

3.8                               Compliance with Laws; Consents.

(i)                                     Each Group Company is, and has been, in compliance in all material respects with all applicable Laws, including without limitation, all applicable Health Care Laws and any other applicable Laws relating to its clinical trials as well as development and discovery activities in relation to the Products, and all applicable transfer pricing Laws including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Group Companies. To the Warrantors’ knowledge, no event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by any Group Company of, or a failure on the part of such entity to comply with, any applicable Laws in any material respect, or (b) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of the Group Companies has received any notice from any Governmental Authority regarding any of the foregoing or otherwise alleging violation in any material respect of any applicable Law. No Group Company is under investigation or action with respect to a material violation of any Law.

(ii)                                  All material Consents from or with the relevant Governmental Authority required in respect of the due and proper establishment and operations of each Group Company as now conducted, including but not limited to the Consents from or with MOFCOM, SAIC, NMPA, SAFE, any Tax bureau and the local counterpart thereof, as applicable (or any predecessors thereof, as applicable), have been duly obtained or completed in accordance with all applicable Laws. None of the Group Companies is in default in any material respect under any required Governmental Consent. No Group Company has received any letter or other written communication from any Governmental Authority threatening or providing notice or revocation of any required Governmental Consent issued to any Group Company or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Group Company.

3.9                                       Tax Matters.

(i)                                     Each Group Company (a) has timely filed all income and other Tax Returns that are required to have been filed by it with any Governmental Authority, and (b) has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) in accordance with applicable Laws in all material respect.

(ii)                                  Each Tax Return referred to in paragraph (i) above was (and will be) true, correct and complete in all material respects in compliance with applicable Law. There is no pending dispute with, or notice from, any Tax authority relating to any of the Tax Returns filed by any Group Company, and there is no proposed Liability for a deficiency in any Tax to be imposed upon the properties or assets of any Group Company. No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate tax authority or in such Tax Return in accordance with applicable Laws in all material respect.

(iii)                               No Group Company has been the subject of any examination or investigation by any Tax authority relating to the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the payment or withholding of Taxes. None of the Group Companies has received notice of any proposed or determined Tax deficiency or assessment from any Governmental Authority. As of the date hereof there are no audits, examinations, requests for information or other administrative proceedings pending or threatened with respect to any of the Group Companies. There is no pending dispute with, or notice from, any taxing authority relating to any of the Tax Returns filed by any Group Company which, if determined adversely to such Group Company, would result in the assertion by any taxing authority of any valid deficiency in a material amount for Taxes, and to the knowledge of the Warrantors, there is no proposed Liability for a deficiency in any Tax to be imposed upon the properties or assets of any Group Company.

(iv)                              No Group Company is or has ever been a U.S. real property holding corporation.

(v)                                 The Company is treated as a corporation for U.S. federal income tax purposes.

(vi)                              To the knowledge of the Warrantors, the Group Companies are not obligated to refund or repay any tax deductions, tax rebates, tax incentives or any other subsidies in connection with the Group Companies, its assets or business that has or will be granted, offered or paid by any Governmental Authority.

3.10                        Charter Documents; Books and Records.

The Charter Documents of each Group Company are in the form provided to the Investor. Each Group Company has been in compliance with its Charter Documents, and none of the Group Companies has violated or breached any of their respective Charter Documents. Such copy is true, correct and complete, and contains all amendments and all minutes of meetings and actions taken by its shareholders and directors since the time of formation through the date hereof and reflects all transactions referred to in such minutes in all material respects. Each Group Company maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its Financial Statements (as defined below) to be prepared in accordance with the Accounting Standards. The register of members and directors (with respect to the jurisdiction where recognizes this concept) of each Group Company is correct, there has been no notice of any proceedings to rectify any such register, and there are no circumstances which might lead to any application for its rectification. All documents requiring to be filed by each Group Company with the applicable Governmental Authority in respect of the relevant jurisdiction in which the relevant Group Companies is being incorporated have been properly made up and filed.

3.11                        Financial Statements.

The Company has delivered to the Investor (i) the audited balance sheets, income statements and statements of cash flows for the Holdco Subsidiary and the WFOE as of and for the twelve-months ending December 31, 2016, (ii) the audited balance sheets, income statements and statements of cash flows for the Holdco Subsidiary and the WFOE as of and for the twelve-months ending December 31, 2017, (iii) the audited balance sheets, income statements and statements of cash flows for the Holdco Subsidiary and the WFOE as of and for the twelve-months ending December 31, 2018 and (iv) the unaudited consolidated balance sheet, income statement and statement of cash flows for the Holdco Subsidiary and the WFOE as of and as of for the six-month period ending June 30, 2019 (the “Statement Date”) (collectively, the financial statements referred to above, the “Financial Statements”). The Financial Statements (a) have been prepared in accordance with the books and records of the Group, (b) fairly present in all material respects the financial condition and position of the Group as of the dates indicated therein and the results of operations and cash flows of the Group for the periods indicated therein, except in the case of unaudited financial statements for the omission of notes thereto and normal year-end audit adjustments that are not expected to be material, and (c) were prepared generally in accordance with the Accounting Standards applied on a consistent basis throughout the periods involved.

3.12                        Changes.

Since the Statement Date, each Group Company (a) has operated its business in the ordinary course consistent with its past practice, (b) used its reasonable best efforts to preserve its business, (c) collected receivables and paid payables and similar obligations in the ordinary course of business consistent with past practice, and (d) not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment except those in the ordinary course of business consistent with past practice. Since the Statement Date, except disclosed in Section 3.12 in the Disclosure Schedule, there has not been any Material Adverse Effect or any material change in the way the Group conducts its business, and there has not been by or with respect to any Group Company:

(i)                                     any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice;

(ii)                                  any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof, or any sale or disposition of any business or division thereof;

(iii)                               any sale, assignment, exclusive license, or transfer of any Intellectual Property of any Group Company (other than a transfer to the Company or a wholly-owned Group Company);

(iv)                              any waiver, termination, cancellation, settlement or compromise of a valuable right, debt or claim with a value more than US$500,000;

(v)                                 any incurrence, creation, assumption, repayment, satisfaction, or discharge of (1) any material Lien (other than Permitted Liens) or (2) any Indebtedness or guarantee, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution;

(vi)                              any material amendment to or termination of any Material Contract, any entering of any new Contract that would have been a Material Contract if in effect on the date hereof, or any amendment to or waiver under any Charter Document;

(vii)                           any declaration, setting aside or payment or other distribution in respect of any Equity Securities of any Group Company, or any issuance, transfer, redemption, purchase or acquisition of any Equity Securities by any Group Company;

(viii)                        any damage, destruction or loss, whether or not covered by insurance, adversely affecting any of the material assets, properties of any Group Company other than the normal wear and tear occurring in the ordinary course of business;

(ix)                              any material change in accounting methods or practices;

(x)                                 except in the ordinary course of business consistent with its past practice, entry into any closing agreement in respect of material Taxes, settlement of any claim or assessment in respect of any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, entry or change of any material Tax election, change of any method of accounting resulting in a material amount of additional Tax or filing of any material amended Tax Return;

(xi)                              any commencement or settlement of any material Action;

(xii)                           any authorization, sale, issuance, transfer, pledge or other disposition of any Equity Securities of any Group Company other than ESOP;

(xiii)                        any transaction with any Related Party other than any employment agreement entered into with the employee and certain officers; or

(xiv)                       any agreement to do any of the foregoing.

3.13                        Actions.

There is no Action pending or to the Warrantors’ knowledge threatened against or affecting any Group Company with respect to its Business, or any officers, directors or employees of any Group Company in connection with such person’s respective relationship with such Group Company, nor is there any basis for any of the foregoing. There is no Action pending by any Group Company against any third party nor does any Group Company intend to commence any such Action. No Governmental Authority has at any time challenged or questioned in writing the legal right of any Group Company to conduct in any material respect its business as presently being conducted.

3.14                        Liabilities.

Except disclosed in Section 3.14 in the Disclosure Schedule, no Group Company has any Liabilities except for (i) liabilities set forth in the Financial Statements, and (ii) current liabilities incurred since the Statement Date in the ordinary course of the Group’s business consistent with its past practices. None of the Group Companies has any outstanding Indebtedness. None of the Group Companies is a guarantor or indemnitor of any Liabilities of any other Person (other than a Group Company).

3.15                        Commitments.

(i)                                     Section 3.15(i) of the Disclosure Schedule contains a complete and accurate list of all Material Contracts. “Material Contracts” means, collectively, each Contract to which a Group Company or any of its properties or assets is bound or subject to that (a) involves obligations (contingent or otherwise) or payments in excess of US$250,000 per annum or has an unexpired term in excess of one year, (b) involves Intellectual Property that is material to a Group Company (other than generally-available “off-the-shelf” shrink-wrap software licenses obtained by the Group on non-exclusive and non-negotiated terms), including without limitation, the Licenses, (c) restricts the ability of a Group Company to compete or to conduct or engage in any business or activity or in any territory, (d) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities, (e) involves any provisions providing for exclusivity, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority, (f) is with a Related Party, (g) involves material Indebtedness, (h) involves the lease, license, sale, use, disposition or acquisition of a material amount of assets or business, (i) involves the waiver, compromise, or settlement of any material dispute, claim, litigation or arbitration, (j) involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real property, including without limitation, the Leases, (k) involves the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person, (l) is with a Governmental Authority, state-owned enterprise, or sole-source supplier of any material product or service (other than utilities), (m) is a brokerage or finder’s agreement, or material sales agency, marketing or distributorship Contract, or (n) is otherwise material to a Group Company or is one on which a Group Company is substantially dependent.

(ii)                                  A true, fully-executed copy of each Material Contract including all amendments and supplements thereto (and a written summary of all terms and conditions of each non-written Material Contract, if any) are available for the Investor to review within ten (10) Business Days from the date hereof in the primary office of the Group Companies. Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Governmental Order, and is in full force and effect and enforceable against the parties thereto, except (x) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (y) as may be limited by laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies. Each Group Company has duly performed in all material respects all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Group Company, or to the Warrantors’ knowledge any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Documents will occur. No Group Company has given notice (written or oral) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company has received any written notice that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract. No Contracts to which the Company is a party materially restricts the right of the Company to carry on or continue its Business in the normal course or as contemplated by the Transaction Documents. No Group Company has delegated any power or issued any powers of attorney in favor of any Person, other than power of attorney issued to directors or officers of the Company for purposes of executing contracts or agreements for and on behalf of a Group Company in the ordinary course of business.

3.16                        Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions; Absence of Government Interests.

(i)                                     Each Group Company and, to the knowledge of the Warrantors, their respective directors, officers, employees, agents or other Persons authorized to act on their behalf (collectively, “Representatives”) are and have been in compliance with all applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering, Sanctions, record keeping and internal controls (collectively, the “Compliance Laws”) including the FCPA as if it were a U.S. Person. Furthermore, no Public Official (x) holds an ownership or other economic interest, direct or indirect, in any of the Group Companies, or (y) serves as an officer, director or employee of any Group Company. To the knowledge of the Warrantors, neither any Group Company nor any Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation of:

(a)                                 the making of any gift, offer, promise, authorization or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person;

(b)                                 the taking of any action by any Person which (1) would violate the FCPA, if taken by an entity subject to the FCPA, or (2) could reasonably be expected to constitute a violation of any applicable Compliance Law;

(c)                                  the making of any false or fictitious entries in the books or records of any Group Company by any Person; or

(d)                                 the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment.

(ii)                                  No Group Company or any of its Representatives has ever been found by a Governmental Authority to have violated any criminal or securities Law or is subject to any indictment or any government investigation for bribery, corruption, money laundering, or Sanctions violations. None of the beneficial owners of any Equity Securities or other interest in any Group Company or the current or former Representatives of any Group Company are or were Public Officials.

(iii)                               No Group Company or any of its Representatives is a Prohibited Person, and no Prohibited Person will be given an offer to become an employee, officer, consultant or director of any Group Company. No Group Company has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person.

(iv)                              If the Group Companies have beneficial owners or Representatives who are Public Officials, to the Warrantors’ knowledge, no such Public Official has been involved on behalf of a Governmental Authority in decisions as to whether any Group Company or the Investor would be awarded business or that otherwise could benefit any Group Company or the Investor, or in the appointment, promotion, or compensation of persons who will make such decisions.

3.17                        Title; Properties.

(i)                                     Title; Personal Property. Each Group Company has good and valid title to all of its respective assets, whether tangible or intangible, in each case free and clear of all Liens, other than Permitted Liens. The assets of each Group Company (including all rights and properties) are sufficient for the conduct of the Business of such Group Company as presently conducted. Except for leased or licensed assets, no Person other than a Group Company owns any interest in any such assets. All leases of real or personal property to which a Group Company is a party are effective and afford the Group Company valid leasehold possession of the real or personal property that is the subject of the lease. All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are (a) in good condition and repair in all material respects (reasonable wear and tear excepted) and (b) not obsolete or in need in any material respect of renewal or replacement, except for renewal or replacement in the ordinary course of business. There are no facilities, services, assets or properties which are used in connection with the Business of the Group and which are shared with any other Person that is not a Group Company.

(ii)                                  Real Property. No Group Company owns or has legal or equitable title, leasehold interest or other right or interest in any real property other than as held pursuant to Leases. Section 3.17(ii) of the Disclosure Schedule sets forth each leasehold interest pursuant to which any Group Company holds any real property (a “Lease”), indicating the parties to such Lease, the address of the property demised under the Lease, the rent payable under the Lease and the term of the Lease. The particulars of the Leases as set forth in Section 3.17(ii) of the Disclosure Schedule are true and correct. Each Lease constitutes the entire agreement with respect to the property demised thereunder. Each Group Company which is party to a Lease has accepted possession of the property demised pursuant to the Lease and is in actual possession thereof and has not sublet, assigned or hypothecated its leasehold interest. No Group Company uses any real property in the conduct of its Business except insofar as it has secured a Lease with respect thereto. As of the date hereof, each Group Company has duly performed in all material respects all of its obligations under each Lease to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by any Group Company (or to the knowledge of the Warrantors, on the part of any other party to the Lease).

3.18                        Related Party Transactions.

Other than as set forth in Section 3.18 of the Disclosure Schedule and employment contract entered into by any Group Company and certain employees and officers which in each case is on an arms-length basis, no Related Party has any Contract, understanding or proposed transaction with, or is indebted to, any Group Company or has any direct or indirect interest in any Group Company (other than as set forth in Section 3.2(i) of the Disclosure Schedule), nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued salaries for the current pay period, or other standard employee benefits). No Related Party has any direct or indirect interest in any Person with which a Group Company is affiliated or with which a Group Company has a material business relationship (including any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, intellectual or other property rights or services) or in any Contract to which a Group Company is a party or by which it may be bound or affected, and no Related Party directly or indirectly competes with or has any interest in any Person that directly or indirectly competes with any Group Company (other than ownership of less than one percent (1%) of the stock of publicly traded companies).

3.19                        Intellectual Property Rights.

(i)                                     Company IP. Each Group Company owns or otherwise has sufficient rights (including, but not limited to the rights of development, maintenance, licensing and sale) to all Intellectual Property necessary and sufficient to conduct its Business as now conducted and as proposed to be conducted by such Group Company without any known conflict with or known infringement of the rights of any other Person. Section 3.19(i) of the Disclosure Schedule sets forth a complete and accurate list of all Company Registered IP for each Group Company, including for each the relevant name or description, registration/certification or application number, and filing, registration or issue date. There exists no pending or to the knowledge of the Warrantors, threatened condemnation, confiscation, dispute, claim, demand or similar proceeding with respect to the continued use and enjoyment of any Company Owned IP by any Group Company.

(ii)                                  IP Ownership. All Company Registered IP is owned solely by and registered or applied for solely in the name of a Group Company, and is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. To the Warrantors’ knowledge, no Group Company or any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Company Owned IP to be invalid, unenforceable or not subsisting. No funding or facilities of a Governmental Authority or a university, college, other educational institution or research center was used in the development of any Company Owned IP. No Company Owned IP is the subject of any Lien, license or other Contract granting rights therein to any other Person. No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate a Group Company to grant or offer to any Person any license or right to any Company Owned IP. Except disclosed in Section 3.19(ii) in the Disclosure Schedule, no software included in the Company Owned IP contains or requires use of any “open source” code, shareware or other software that is made generally available to the public without requiring payment of fees or royalties or that does or may require disclosure or licensing of any such software or any other Company Owned IP. No Company Owned IP is subject to any proceeding or outstanding Governmental Order or settlement agreement or stipulation that (a) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Group Company’s products or services, by any Group Company or (b) may affect the ownership, validity, use or enforceability of such Company Owned IP. No Group Company has (x) transferred or assigned any Company Owned IP to any other Person; (y) authorized the joint ownership of any other Person in any Company Owned IP; or (z) permitted the rights of any Group Company in any Company Owned IP to lapse or enter into the public domain. The transactions contemplated by this Agreement or any other Transaction Documents shall have no adverse effect on each Group Company’s right, title and interest in and to Intellectual Property owned or used by such Group Company.

(iii)                               Infringement, Misappropriation and Claims. To the Warrantors’ knowledge, no Group Company has misappropriated, or violated, or infringed in any respect any Intellectual Property of any other Person, nor has any Group Company received any written notice alleging any of the foregoing, nor has any Group Company become aware of any fact that would form a reasonable basis for a claim, suit, or allegation of the foregoing. To the knowledge of the Warrantors, no Person has violated, infringed or misappropriated any material Company Owned IP of any Group Company, and no Group Company has given any verbal or written notice to any other Person alleging any of the foregoing; nor has any Group Company become aware of any fact that would form a reasonable basis for a claim, suit, or allegation of the foregoing. To the Warrantors’ knowledge, no Person has challenged the ownership, validity, enforceability, or use of any Company Owned IP by a Group Company. No Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

(iv)                              Assignments and Prior IP. All inventions and know-how conceived by employees of a Group Company related to the Business of such Group Company are currently owned exclusively by a Group Company. All employees, contractors, agents and consultants of a Group Company who are or were involved in the creation of any Intellectual Property for such Group Company have executed an assignment of inventions agreement that vests in a Group Company ownership of all right, title and interest in and to such Intellectual Property. All employee inventors of Company Owned IP have received reasonable reward and remunerations from a Group Company for his/her service inventions or service technology achievements in accordance with the applicable laws. It will not be necessary to utilize any Intellectual Property of any such Persons made prior to their employment by a Group Company, except for those that are exclusively owned by a Group Company. To the Warrantors’ knowledge, none of the employees, consultants or independent contractors, currently or previously employed or otherwise engaged by any Group Company, (a) is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to such Group Company or to any other Persons, including former employers, or (b) is obligated under any Contract, or subject to any Governmental Order, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the Business of such Group Company as presently and as proposed to be conducted.

(v)                                 Licenses. Section 3.19(v) of the Disclosure Schedule contains a complete and accurate list of the following (collectively, the “Licenses”): (a) all licenses, sublicenses, and other Contracts to which any Group Company is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from any Company Owned IP, and (b) all licenses, sublicenses and other Contracts to which any Group Company is a party and pursuant to which such Group Company is authorized to use, exercise, or receive any benefit from any Intellectual Property of another Person, in each case except for (1) agreements involving “off-the-shelf” commercially available software, and (2) non-exclusive licenses to customers of the Business in the ordinary course of business consistent with past practice. The Group Companies have paid all license and royalty fees required to be paid under the Licenses.

(vi)                              Protection of IP. Each Group Company has taken all necessary measures to protect, maintain and safeguard Company Owned IP and made all applicable filings, registrations and payments of fees in connection with the foregoing. To the knowledge of the Warrantors, all prior art material to the patentability of the claims in any issued or applied for patents included in the Company Owned IP is cited in the respective issued patents, applications or associated file histories thereof, and there is no other material prior art with respect thereto. Without limiting the foregoing, to the Warrantors’ knowledge, all current and former officers, employees, consultants and independent contractors of any Group Company and all suppliers, customers, distributors and other third parties having access to material Company Owned IP have executed and delivered to such Group Company an agreement requiring the protection of such Company Owned IP. To the extent that any Company Owned IP has been developed or created independently or jointly by an independent contractor or other third party for any Group Company and is incorporated into any products or services of any Group Company, such Group Company has a written agreement with such independent contractor or third party and has thereby obtained exclusive ownership of or exclusive license to such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment or license. To the Warrantors’ knowledge, none of the Group Companies’ trade secrets or confidential information have been disclosed to another Person, except pursuant to written confidentiality obligations.

3.20                        Labor and Employment Matters.

(i)                                     Each Group Company has complied in all material respects with all applicable Laws related to labor or employment, including provisions thereof relating to wages, hours, working conditions, benefits, retirement, social welfare, equal opportunity and collective bargaining. There is no pending or to the Warrantors’ knowledge, threatened, and there has not been since, with respect to a Group Company, the incorporation of such Group Company, any Action relating to the violation or alleged violation of any applicable Laws by any Group Company related to labor or employment, including any charge or complaint filed by an employee with any Governmental Authority or any Group Company. Section 3.20(i) of the Disclosure Schedule hereto sets forth the names and titles of all of the key employees of the Company as of the date hereof (the “Key Employees”). Each Key Employee is currently devoting all of his or her business time to the conduct of the business of the applicable Group Company. No Key Employee is subject to any covenant restricting him/her from working for any Group Company. No Key Employee is prohibited by any Contract or any Governmental Order from being employed by, or contracting with, such Group Company, whether or not such individual is or will be compensated by such Person. No Key Employee or any group of employees of any Group Company has given any notice of an intent to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any Key Employee or any group of employees. Each Key Employee has entered into a standard employment agreement in substantially the form of the employment agreement template or sample disclosed to the Investor prior to the date hereof.

(ii)                                  Except for the ESOP reserved by the Company and granted by the Board of Directors, no Group Company has made any written representations regarding equity incentives to any officer, employee, director or consultant of such Group Company that are inconsistent with the amounts and terms set forth in the minutes of meetings of the Board of Directors.

(iii)                               A true copy of the Restated Share Incentive Plan has been provided to the Investor. The Restated Share Incentive Plan has been established, operated and administered in accordance with its terms and with all applicable Laws (including the SAFE Rules and Regulations).

3.21                        Insurance.

Section 3.21 of the Disclosure Schedule lists all insurance policies which cover the Group Companies. The Group Companies have in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow them to replace any of their properties that might be damaged or destroyed.

3.22                        State-Owned Assets.

None of the assets of any Group Company constitute state-owned assets and, inasmuch, are not required to undergo any form of valuation under applicable Law in the PRC governing the transfer of state-owned assets prior to the consummation of the transactions contemplated herein or in any other Transaction Documents.

3.23                        Brokers.

Except as set forth in Section 3.23 in the Disclosure Schedule, no finder, broker, financial advisor or other intermediary has acted on behalf of any Group Company or any of its Affiliates in connection with the offering of the Series C-3 Preferred Shares or the negotiation or consummation of this Agreement or the Transaction Documents or any of the transactions contemplated hereby or thereby.

3.24                        Previous Financing Documents.

All the documents and agreements regarding the previous financing of the Company are available for the Investor to review within ten (10) Business Days from the date hereof in the primary office of the Group Companies. No documents and agreements hereof have been forged or tampered with any manner whatsoever, and no other documents and agreements have been omitted or withheld from the Investor. All the documents and agreements were, when provided, and continue to be, true, accurate, complete and not misleading in any aspect.

3.25                        Health Care Regulatory Compliance.

(i)                                     None of the Group Companies nor, to the knowledge of the Warrantors, any officer, employee, or agent of the Group Companies has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or exclusion under Applicable Laws, including 21 U.S.C. §335a, 42 U.S.C. §1320a-7 and the DAL. No Actions that would reasonably be expected to result in such a debarment or exclusion of a Group Company nor, to the knowledge of the Warrantors, any officer, employee, or agent of the Group Companies are pending or, to the knowledge of Warrantors, threatened, against the Group Companies or any officer, employee, or agent of the Group Companies.

(ii)                                  No clinical trial conducted by or on behalf of a Group Company or relating to the Products has been terminated or suspended prior to completion, and there has not been nor, to the knowledge of the Warrantors, do any facts exist that are reasonably likely to cause the Company to provide any warning, “dear doctor” letter, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of the Products. Except as set forth in Section 3.25 of the Disclosure Schedule, no Group Company has received any notice that any Regulatory Authority, investigator, or any relevant institutional review board, independent ethics committee or other similar body has (i) refused to approve any clinical trial, or any substantial amendment to a protocol for any clinical trial conducted or proposed to be conducted by or on behalf of a Group Company or relating to the Products, or (ii) initiated, or threatened to initiate, any action to prevent, suspend or materially restrict any clinical trial conducted by or on behalf of a Group Company or relating to the Products, including by imposing a clinical hold on such studies.

3.26                        Internal Controls.

Each Group Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Standards and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) the recorded inventory of assets is compared with the existing tangible assets at reasonable intervals and appropriate action is taken with respect to any material differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, and (vi) no personal assets or bank accounts of the employees, directors, officers are mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors, officers thereof during the operation of the business.

3.27                        Environmental Compliance.

None of the Group Companies is in material violation of any applicable statute, law or regulation relating to the environment or occupational health and safety and no material expenditures are or will be required to comply with any such existing statute, law or regulation.

3.28                        Disclosure.

The Company has fully provided the Investor with all the information reasonably available to the Company that the Investor has requested for deciding whether to invest in the Company. No representation or warranty by the Warrantors in this Agreement (as qualified by the Disclosure Schedule) or any agreement contemplated hereby contains any untrue statement of any fact, or omits to state any fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.                                      Representations and Warranties of the Investor.

The Investor hereby represents and warrants to the Company that:

4.1                               Authorization.

The Investor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of the Investor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, and the performance of all obligations of the Investor thereunder, has been taken or will be taken prior to or at the Closing. Each Transaction Document that has been duly executed and delivered by the Investor (to the extent the Investor is a party), constitutes valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2                               Purchase for Own Account.

Other than in accordance with the Investor group’s employee incentive policy, the applicable Series C-3 Preferred Shares will be acquired for the Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

4.3                               Status of Investor.

The Investor is either (i) an “accredited investor” within the meaning of the U.S. Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, under the Securities Act, or (ii) not a “U.S. person” as defined in Rule 902 of Regulation S of the Securities Act. The Investor has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the purchase of the Series C-3 Preferred Shares and can bear the economic risk of its investment in the Series C-3 Preferred Shares.

4.4                               Restricted Securities.

The Investor understands that the Series C-3 Preferred Shares are restricted securities within the meaning of Rule 144 under the Securities Act; and that the Series C-3 Preferred Shares are not registered or listed publicly.

4.5                               No Brokers.

Neither the Investor nor any of its Affiliates has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents, and none of them has incurred any Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Documents or the consummation of the transactions contemplated therein.

5.                                      Conditions of the Investor’s Obligations at the Closing.

The obligations of the Investor to consummate the Closing under Section 2.2 of this Agreement are subject to the fulfillment, to the satisfaction of the Investor on or prior to the Closing, or waiver by the Investor, of the following conditions:

5.1                               Representations and Warranties.

Each of the representations and warranties of the Warrantors contained in Section 3 (i) that are not qualified by materiality, material adverse effect or similar phrases shall have been true and correct when made and shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, and (ii) that are qualified by materiality, material adverse effect or similar phrases shall have been true and correct when made and shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date.

5.2                               Performance.

The Company shall have performed and complied with all obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by them on or before the Closing.

5.3                               Authorizations.

All Consents of any competent Governmental Authority or of any other Person that are required to be obtained by the Company in connection with the consummation of the transactions contemplated by the Transaction Documents (including but not limited to those related to the lawful issuance and sale of the Securities, and any waivers of notice requirements, rights of first refusal, preemptive rights, put or call rights), including necessary approvals from Board of Directors and shareholders of the Company, shall have been duly obtained and effective as of the Closing, and evidence thereof shall have been delivered to the Investor.

5.4                               Compliance Certificate.

The Company shall have delivered to the Investor a certificate, executed by the Chief Executive Officer of the Company, dated the date of the Closing, (a) stating that the conditions specified in Sections 5.1, 5.2 and 5.3 have been satisfied, and (b) certifying and attaching thereto (i) a certified true copy of the memorandum and articles of the Company as then in effect, and (ii) copies of all resolutions approved by the Company’s shareholders and the Board of Directors approving the transactions contemplated hereby.

5.5                               Proceedings and Documents.

All corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance reasonably satisfactory to the Investor, and the Investor shall have received all such counterpart original or other copies of such documents as it may reasonably request.

5.6                               Memorandum and Articles.

The Sixth Amended and Restated Memorandum and Articles, in the forms attached hereto as Exhibit A (the “Restated Memorandum and Articles”), shall have been duly adopted by all necessary action of the Board of Directors and/or the members of the Company, and such adoption shall have become effective prior to the Closing with no alternation or amendment as of the Closing.

5.7                               Transaction Documents.

Each of the parties to the Transaction Documents, other than the Investor, shall have executed and delivered a scanned copy of such Transaction Documents to the Investor.

5.8                               No Material Adverse.

No Material Adverse Effect shall have occurred from the Statement Date on or prior to the Closing.

5.9                               ESOP Increase.

The ESOP Increase shall have been duly authorized and approved by the Board of Directors.

5.10                        Progress of Clinical Trial.

The Company shall have provided to the Investor FDA’s written confirmation issued after the date of this Agreement evidencing that the Company can proceed with the clinical trial in connection with product ADG-116 (IgG1 antagonist antibody targeting Cytotoxic T-Lymphocyte Protein 4).

6.                                      Conditions of the Company’s Obligations at the Closing.

The obligations of the Company owed to the Investor to consummate the Closing under Section 2.2 of this Agreement, unless otherwise waived in writing by the Company, are subject to the fulfillment on or before the Closing of each of the following conditions:

6.1                               Representations and Warranties.

The representations and warranties of the Investor respectively contained in Section 4 shall have been true and correct when made and shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date.

6.2                               Performance.

The Investor shall have performed and complied with all covenants, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it/him on or before the Closing.

6.3                               Execution of Transaction Documents.

The Investor shall have executed and delivered to the Company the Transaction Documents, to which it is a party.

7.                                      Other Agreements.

7.1                               Indemnity.

The Warrantors hereby agree to, jointly and severally, indemnify and hold harmless the Investor, and its Affiliates, directors, officers, agents and assigns (each an “Indemnified Party”), from and against any and all Indemnifiable Losses suffered by such Indemnified Party, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by the Warrantors under the Transaction Documents; provided however, that in no case shall the aggregate amount of the indemnification paid or payable by the Warrantors to the Investor exceed the amount of the Investor’s investment hereunder. For the avoidance of doubt and for purpose of this Section 7.1, the representations and warranties of the Warrantors contained in Section 3 are made without regard and without giving effect to the term “in all material respects” set forth in Section 5.1(i).

7.2                               Confidentiality.

The terms and conditions of the Transaction Documents (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any of the Parties to any other Person except that (i) each Party, as appropriate, may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, accountants and attorneys, in each case only where such Persons are under appropriate nondisclosure obligations; (ii) the Investor may disclose any of the Financing Terms to its limited partners, fund managers and Affiliates, the directors, employees, its consultant thereof so long as such Persons are under appropriate non-disclosure obligations; (iii) if any Party is requested or becomes legally compelled (including without limitation, pursuant to securities Laws) to disclose the existence or content of any of the Financing Terms in contravention of the provisions of this Section 7.2, such Party shall promptly provide the other Parties with written notice of that fact so that such other Parties may seek a protective order, confidential treatment or other appropriate remedy and in any event shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information, (iv) the Investor and its Affiliates may disclose the Investor’s investment in the Company (without referencing or disclosing any Financing Terms) on General Atlantic’s website in substantially the same form and substance as the other disclosures made by General Atlantic with respect to its other portfolio company investments, and (v) the Company and its Affiliates may disclose the Investor’s investment in the Company (without referencing or disclosing any Financing Terms) on the Group Companies’ website in substantially the same form and substance as the other disclosures made by the Company with respect to its other financings.

7.3                               Interim Business of the Group Companies.

Except as expressly contemplated by this Agreement or as required by applicable Law, between the date of this Agreement and the date of the Closing, (i) the Group Companies shall conduct their business in the usual, regular, and ordinary course of business in substantially the same manner as heretofore conducted, including without limitation, to protect, maintain and safeguard the Company Owned IP and made all applicable filings, registrations and payments of fees in connection therewith, (ii) none of the Group Company, without the prior written consent of the Investor, shall take any action which (a) would render any of the representations or warranties made by the Warrantors in this Agreement untrue if given with reference to the facts and circumstances then existing, (b) would result in any of the covenants contained in this Agreement becoming incapable of performance, (c) waive, release or assign any material right or claim, (d) would reasonably be expected to materially impair the value of the Group Companies, (e) issue, sell, grant any Equity Security of the Company, or change in any respect the share capital of the Company, (f) declare, issue, make, or pay any dividend or other distribution with respect to any Equity Security of the Company, or redeem or repurchase any Equity Security of the Company, (g) incur any Indebtedness for borrowed money or capital lease commitments, except for trade credits in the ordinary course of business, or assume or guarantee any Indebtedness of any Person, (h) enter into any material Contract or other transaction with any Related Party, or (i) authorize, approve or agree to any of the foregoing.

7.4                               Access and Information.

From the date hereof until the date of the Closing, the Warrantors shall permit the Investor or any officer, employee, advisor, or other representative thereof to (a) visit and inspect the properties of the Group Companies, (b) inspect the contracts, books of account, records, ledgers, financial and operating data, and other documents and data of the Group Companies, (c) discuss the business, affairs, finances and accounts of the Group Companies with officers, employees, consultants, accountants, advisors and other representatives of the Group Companies, and (d) review such other information as the Investor reasonably requests, in each case during normal business hours with reasonable advance notices and in such a manner so as not to unreasonably interfere with the normal operations of the Group Companies. The Parties agree that no information or knowledge obtained pursuant to this Section 7.4 by the Investor in connection with its due diligence will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions.

7.5                               SAFE Registration and ODI Filing

(i)                                     If required by the SAFE Rules and Regulations, the Company shall procure (a) each of its shareholders which is a “Domestic Resident” under Circular 37 to, as soon as practicable after the date hereof, submit the application to the SAFE for registration so as to comply with all the SAFE Rules and Regulations, and use his or her reasonable best efforts to obtain an updated SAFE registration certificate with respect to his or her interest in the Company or (b) such shareholders transfer all shares they hold in the Company to (x) the Company at a mutually agreed price or (y) Persons designated by the applicable shareholder that is not a “Domestic Resident” under Circular 37.

(ii)                                  The Company shall request and use commercially reasonable efforts to cooperate with Suzhou Industrial Park Biotech Development Co., Ltd. (“Suzhou Biotech”) to complete the overseas direct investment filing and obtain the relevant approval from the National Development and Reform Commission, the MOFCOM, the SAFE and the related foreign exchange bank with respect to its holding of Ordinary Shares of the Company (the “ODI Filing”) as soon as practicable after the date hereof. The Company shall use commercially reasonable efforts to enforce and cause Suzhou Biotech to comply with Articles 118 to 121 of the Restated Memorandum and Articles.

(iii)                               As soon as practicable after the completion of any ODI Filing by any shareholder of the Company, the WFOE shall complete its registration as a “round-trip investment enterprise” pursuant to SAFE Rules and Regulations.

7.6                               FDA Compliance and Clinical Studies and Trials.

The Company shall, and shall cause its Affiliates to, comply in all material respects with all applicable Health Care Laws, including, with respect to clinical trials and non-clinical studies relating to the Products, applicable requirements of the FD&C Act (including GCP and GLP), the Public Health Services Act, and analogous requirements of state, local, provincial, and foreign Governmental Authorities.

7.7                               Chief Medical Officer.

Within twelve (12) months after the Closing, the Company shall use its commercially reasonable efforts to hire a chief medical officer or set up a scientific advisory board with members that are experienced in clinical development as approved by the Board of Directors.

7.8                               ESOP Increase.

In the event the ESOP Increase has not been authorized and approved by the Board of Directors prior to or at the Closing, the Investor shall procure its director (who shall be appointed to the Board of Directors at the Closing pursuant to Section 10.1(i)(g) of the Restated Shareholders Agreement) to vote in favor of the ESOP Increase and the Investor shall vote in favor of the ESOP Increase.

7.9                               Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions Compliance

(i)                                     Within three (3) months after the Closing, the Company shall adopt anti-bribery and anti-corruption policies and operational guidelines applicable to all Group Companies to the satisfaction of the Investor and provide anti-bribery and anti-corruption training to employees of all Group Companies to the satisfaction of the Investor.

(ii)                                  At the reasonable request by the Investor following the Closing, the Company shall adopt anti-money laundering and Sanctions policies and operational guidelines applicable to all Group Companies to the satisfaction of the Investor.

7.10                        Employment Contracts

At the reasonable request of the Investor and to the extent needed, the Company shall, and shall cause the Group Companies to, use commercially reasonable efforts to amend the employment contracts between the applicable Group Company and Key Employees to ensure that the non-compete provisions contained therein are fully enforceable.

8.                                      Miscellaneous.

8.1                               Successors and Assigns.

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement and the rights and obligations therein may not be assigned by the Group Companies without the prior written consent of the Investor. This Agreement and the rights and obligations therein may not be assigned by the Investor without the prior written consent of the Company, except that the Investor may assign this Agreement and the rights and obligations therein to any of its Affiliate which holds shares in the Company with prior notice to the Company. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2                               Governing Law.

This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the Laws of Hong Kong, without regard to the conflicts of law provisions of Hong Kong.

8.3                               Dispute Resolution.

(i)                                     Any dispute, controversy, difference or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(ii)                                  The Dispute shall be settled by arbitration in Hong Kong administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted. There shall be three (3) arbitrators. The HKIAC council shall select the arbitrators, who shall be qualified to practice law in Hong Kong.

(iii)                               The arbitral proceedings shall be conducted in English.

(iv)                              The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitral tribunal.

(v)                                 The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vi)                              The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(vii)                           Any Party to the Dispute shall be entitled to seek interim measures of protection and emergency relief, if possible, from any court of competent jurisdiction in accordance with the applicable Laws of that jurisdiction.

(viii)                        When any Dispute occurs and when any Dispute is under arbitration, except for the matters in Dispute, the Parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

8.4                               Notices.

Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule IV (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 8.4). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

8.5                               Rights Cumulative; Specific Performance.

Subject to Section 7.1, each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

8.6                               Fees and Expenses.

The Parties shall each pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby. If any action at Law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.7                               Severability.

In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

8.8                               Amendments and Waivers.

Any term of this Agreement may be amended, only with the written consent of the Company and the Investor. Any amendment effected in accordance with this paragraph shall be binding upon each of the Parties hereto. Notwithstanding the foregoing, the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought.

8.9                               No Waiver.

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

8.10                        Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

8.11                        No Presumption.

The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

8.12                        Headings and Subtitles; Interpretation.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the masculine, feminine, and neuter genders will each be deemed to include the others; (v) the term “day” means “calendar day”, and “month” means calendar month; (vi) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement; (vii) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement; (viii) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning; (ix) references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made; (x) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards; (xi) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (xii) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented, restated or novated from time to time; (xiii) all references to dollars or to “US$” are to currency of the United States of America (and each shall be deemed to include reference to the equivalent amount in other currencies).

8.13                        Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.14                        Entire Agreement.

This Agreement and the Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof.

8.15                        Use of English Language.

This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect.

8.16                        Further Assurances.

Each Party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to procure the satisfaction of closing conditions and to effect the transactions contemplated by this Agreement.

[The remainder of this page has been left intentionally blank]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

COMPANY:

Adagene Inc.

	By:	/s/ Peter Peizhi Luo
Name: Peter Peizhi Luo
Title: Director

HOLDCO SUBSIDIARY:

Adagene (Hong Kong) Limited (天演藥業(香港)有限公司)

	By:	/s/ Peter Peizhi Luo
Name: Peter Peizhi Luo
Title: Director

WFOE:

Adagene (Suzhou) Limited
(Company Seal)
(天演药业（苏州）有限公司)
(Seal)

	By:	/s/ Peter Peizhi Luo
Name: Peter Peizhi Luo
Title: Legal Representative

[Adagene Inc. — Series C-3 Share Purchase Agreement — Signature Page]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

US SUBSIDIARY:

Adagene Incorporated

	By:	/s/ Peter Peizhi Luo
		Name:	Peter Peizhi Luo
		Title:	Director

AUSTRALIAN SUBSIDIARY:
ADAGENE AUSTRALIA PTY LTD

	By:	/s/ Peter Peizhi Luo
		Name:	Peter Peizhi Luo
		Title:	Director

[Adagene Inc. — Series C-3 Share Purchase Agreement — Signature Page]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR:

GENERAL ATLANTIC SINGAPORE AI PTE. LTD.

	By:	/s/ Ong Yu Huat
	Name:	Ong Yu Huat
	Title:	Director

[Adagene Inc. — Series C-3 Share Purchase Agreement — Signature Page]

SCHEDULE I

SERIES C-3 INVESTOR AT THE CLOSING

SCHEDULE II-A

CAPITALIZATION STRUCTURE ON FULLY DILUTED BASIS IMMEDIATELY PRIOR TO THE CLOSING

SCHEDULE II-B

CAPITALIZATION STRUCTURE ON FULLY DILUTED BASIS IMMEDIATELY AFTER THE CLOSING (WITHOUT ESOP INCREASE)

SCHEDULE II-C

CAPITALIZATION STRUCTURE ON FULLY DILUTED BASIS IMMEDIATELY AFTER THE CLOSING (INCLUDING ESOP INCREASE)

SCHEDULE III

DESIGNATED BANK ACCOUNT

SCHEDULE IV

ADDRESS FOR NOTICES

ANNEX 1

DEFINITIONS

1.  Defined Terms. The following terms shall have the meanings ascribed to them as below:

“Accounting Standards” means the Hong Kong Financial Reporting Standards with respect to the Holdco Subsidiary, and the Chinese Accounting Standards with respect to the WFOE, applied on a consistent basis or other accounting principles approved by the Investor.

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” means, (i) with respect to a Person that is a natural person, such Person’s Relatives and any Person Controlled, directly or indirectly, by such Person or his/her Relatives, and (ii) with respect to a Person that is not a natural person, a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. In the case of the Investor, subject to the last clause of this definition, the term “Affiliate” also includes (i) any direct or indirect shareholder of the Investor, (ii) any of such shareholder’s general partners or limited partners, (iii) the fund manager managing such shareholder (and general partners, limited partners and officers thereof) and (iv) trusts controlled by or for the benefit of any natural person referred to in (ii) or (iii) above; provided that in no event shall any portfolio company owned, directly or indirectly, by investment funds managed by General Atlantic Service Company, L.P., be deemed an Affiliate of the Investor.

“Ancillary Agreements” means, collectively, the Restated Shareholders Agreement and the Restated Right of First Refusal & Co-Sale Agreement.

“Board of Directors” means the board of directors of the Company.

“Business” means the research, development, service, consulting, commercialization, transfer and license of technology relating to biologics including antibodies for therapeutic and/or diagnostic applications.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, Hong Kong, Singapore, the Cayman Islands or the United States.

“Charter Documents” means, with respect to a particular legal entity, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Circular 13” means the Circular on Further Simplifying and Improving the Foreign Exchange Administration Policies for Direct Investment [Huifa (2015) No. 13] (关于进一步简化和改进直接投资外汇管理政策的通知[汇发(2015)13号]) issued by SAFE with effect from June 1, 2015.

“Circular 37” means the Circular on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment and Financing and Round Trip Investment via Special Purpose Companies [Huifa (2014) No. 37] (关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知[汇发(2014)37号]) issued by SAFE with effect from July 14, 2014.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Owned IP” means all Intellectual Property owned by, purported by any Group Company to be owned by, or exclusively licensed to, any of the Group Companies.

“Company Registered IP” means all Intellectual Property for which registrations are owned by or held in the name of, or for which applications have been made in the name of, any Group Company.

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means a contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Shares” means, the Ordinary Shares issuable upon the conversion of Series C-3 Preferred Shares issued hereunder.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“ESOP” means the Ordinary Shares (as adjusted in connection with share splits or share consolidation, reclassification or other similar event) and/or options or warrants therefor issued in the aggregate not exceeding 6,336,126 Ordinary Shares (on an as-exercised basis) to employees, officers, directors, contractors, advisors or consultants of the Group Companies pursuant to the Restated Share Incentive Plan.

“ESOP Increase” means an increase to the size of ESOP, such increase representing 10% of the total share capital of the Company on a fully diluted basis as of immediately after the Closing (as adjusted in connection with share splits or share consolidation, reclassification or other similar event) and/or options or warrants therefor issued and after such increase, the aggregate size of ESOP shall not exceed 11,391,131 Ordinary Shares on an as converted, fully diluted and as-exercised basis (as adjusted in connection with share splits or share consolidation, reclassification or other similar event).

“FCPA” means Foreign Corrupt Practices Act of the United States of America, as amended from time to time.

“FDA” means the U.S. Food and Drug Administration, or any successor federal agency in the U.S. performing similar functions.

“GCP” means the then-current Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of Clinical Trials, including, as applicable (a) the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), and (d) the PRC Good Clinical Practice for Pharmaceutical Products, each as maybe amended from time to time.

“GLP” means the then-current Good Laboratory Practice standards, including (a) the Good Laboratory Practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and (b) the Good Laboratory Practice for Pharmaceutical Products promulgated or endorsed by the NMPA, or the successor thereto, as may be amended from time to time.

“Governmental Authority” means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company” means each of the Company, the Holdco Subsidiary, the WFOE, the US Subsidiary, and the Australian Subsidiary, together with each Subsidiary of any of the foregoing, and “Group” refers to all of Group Companies collectively.

“Health Care Laws” means the Federal Food, Drug, and Cosmetic Act (“FD&C Act”); the Public Health Services Act; the PRC Drug Administration Law (“DAL”); analogous laws promulgated by foreign, federal, state, provincial or local Governmental Authorities; and any regulations adopted by Regulatory Authorities thereunder (including, as applicable, those requirements relating to cGMP, GLP, GCP, investigational use, and pre-market approval).

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indebtedness” of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized (including capitalized lease obligations), (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Indemnifiable Loss” means, with respect to any Person, any action, claim, cost, damage, deficiency, disbursement, expense, liability, loss, obligation, penalty or settlement of any kind or nature imposed on or otherwise incurred or suffered by such Person, including without limitation, (x) reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims, and (y) amounts paid in settlement, other than consequential damages resulting from a breach for which the Parties do not, and did not, have reason to foresee as a probable result of such breach.

“Indemnification Agreement” means the director indemnification agreement to be entered into by and among the parties named therein upon the Closing, which shall be in the form attached hereto as Exhibit E.

“Intellectual Property” means any and all (i) patents, all patent rights, and all patent applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights (including any rights in software or source code), copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (iv) domain names, URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols and tools, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and the goodwill symbolized or represented by the foregoing and other proprietary information and common-law rights.

“knowledge” of any Party shall mean such Party’s actual knowledge after due and diligent inquiries of officers and directors of such Party reasonably believed to have knowledge of the matter in question.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liabilities” means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, equity, lien, option, pledge, mortgage, hypothecation, retention of title, title defect, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise.

“Material Adverse Effect” means any (i) event, occurrence, fact, condition, change or development that has had, has, or would reasonably be expected to have, individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects, assets or liabilities of the Group taken as a whole, (ii) material impairment of the ability of any Party (other than the Investor) to perform the material obligations of such Party under any Transaction Documents, or (iii) material impairment of the validity or enforceability of this Agreement or any other Transaction Document against any Party hereto or thereto (other than the Investor). The Material Adverse Effect shall not include (a) any outbreak or escalation of war or major hostilities or any act of terrorism or any natural disaster or other force majeure event which occurs after the date of this Agreement; (b) changes in Laws, generally accepted accounting principles or enforcement or interpretation thereof after the date of this Agreement; (c) changes that generally affect the industries and markets in which the Group Companies operate to the extent such changes do not have a materially disproportionate adverse effect relative to other similarly situated industry participants; (d) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political or social conditions to the extent such changes do not have a materially disproportionate adverse effect relative to other similarly situated industry participants.

“MOFCOM” means the Ministry of Commerce of the PRC or, with respect to any matter to be submitted for examination and approval by the Ministry of Commerce, any Governmental Authority which is delegated or authorized by the Ministry of Commerce to examine and approve such matter under the laws of the PRC.

“NMPA” means the National Medical Products Administration under the PRC State Administration for Market Regulation, or any successor thereto. For the avoidance of doubt, the NMPA shall refer to the agency formerly known as the PRC’s Food and Drug Administration (CFDA).

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.0001 per share.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent or the validity of which are being contested in good faith and for which there are adequate reserves on the applicable financial statements, and (ii) Liens incurred in the ordinary course of business, which (x) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such Liens, and (y) were not incurred in connection with the borrowing of money.

“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“Products” means any product (a) that is or was researched, developed, tested, labeled, manufactured, stored, imported, exported, marketed or distributed by or on behalf of the Company or any of its Affiliates on or before the date of this Agreement or at any time thereafter prior to the Closing Date.

“Prohibited Person” means any Person that is (1) a national or resident of any U.S. embargoed or restricted country, (2) included on, or Affiliated with any Person on, the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions, (3) a member of any PRC military organization, or (4) a Person with whom business transactions, including exports and re-exports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

“Public Official” means any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a PRC state-owned or controlled enterprise.

“Regulatory Authority” means, in respect of a jurisdiction, any agency, department, bureau or other governmental entity with authority over the Development, manufacture, use or sale with respect to products in the jurisdiction, including the FDA and the NMPA.

“Related Party” means any Affiliate, officer, director, supervisory board member, employee, or holder of any Equity Security of any Group Company, and any Affiliate of any of the foregoing.

“Relative” of a natural person means the spouse of such person and any parent, grandparent, child, grandchild, sibling, cousin, in-law, uncle, aunt, nephew or niece of such person or spouse.

“Restated Share Incentive Plan” means the Company’s Amended and Restated Share Incentive Plan (as amended) duly approved by the Board of Directors, a true copy of which was provided to the Investor prior to the date hereof.

“Restated Shareholders Agreement” means the Fifth Amended and Restated Shareholders Agreement to be entered into by and among the parties named therein upon the Closing, which shall be in the form attached hereto as Exhibit B.

“Restated Right of First Refusal & Co-Sale Agreement” means the Fourth Amended and Restated Right of First Refusal & Co-Sale Agreement to be entered into by and among the parties named therein upon the Closing, which shall be in the form attached hereto as Exhibit C.

“Right of First Refusal & Co-Sale Agreement” means the Third Amended and Restated Right of First Refusal & Co-Sale Agreement entered into on June 12, 2019 by and among the Company and the parties named therein.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations” means collectively, the Circular 13, Circular 37 and any other applicable SAFE rules and regulations.

“SAIC” means the State Administration of Industry and Commerce of the PRC or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration of Industry and Commerce, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the laws of the PRC.

“Sanctions” means any economic sanctions laws, regulations or embargoes enacted or enforced by Sanctions Authorities;

“Sanctions Authorities” means:

(a)           the United States;

(b)           the United Nations;

(c)           the European Union;

(d)           the United Kingdom;

the respective Government Authorities of any of the foregoing, including the Office of Foreign Assets Control of the US Department of Treasury, the United States Department of State, and Her Majesty’s Treasury;

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Series C-3 Preferred Share” means a series C-3 preferred share of the Company, par value US$0.0001 per share.

“Shareholders Agreement” means the Fourth Amended and Restated Shareholders’ Agreement entered into on June 12, 2019 by and among the Company and parties named therein.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Tax” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i)(a) and (i)(b) above.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transaction Documents” means this Agreement, the Restated Memorandum and Articles, the Ancillary Agreements and each of the other agreements and documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“U.S. real property holding corporation” has the meaning as defined in the Code.

“Warrantors” means the Group Companies.

2.                                      Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Agreement	Preamble
Arbitration Notice	Section 8.3(i)
Australian Subsidiary	Preamble
Closing	Section 2.2(i)
Company	Preamble
Compliance Laws	Section 3.16(i)
DAL	Definition of Health Care Laws
Disclosure Schedule	Section 3
Dispute	Section 8.3(i)
FD&C Act	Definition of Health Care Laws
Financial Statements	Section 3.11
Financing Terms	Section 7.2
HKIAC	Section 8.3(ii)
HKIAC Rules	Section 8.3(ii)
Holdco Subsidiary	Preamble
Indemnified Party	Section 7.1
Investor	Preamble
Key Employees	Section 3.20(i)
Lease	Section 3.17(ii)
Licenses	Section 3.19(v)
Material Contracts	Section 3.15(i)
ODI Filing	Section 7.5(ii)
Party(ies)	Preamble
Purchase Price	Section 2.1(i)
Representatives	Section 3.16(i)
Restated Memorandum and Articles	Section 5.6
Series C-3 Preferred Shares	Section 2.1(i)
Statement Date	Section 3.11
Suzhou Biotech	Section 7.5(ii)
US Subsidiary	Preamble
WFOE	Preamble

EXHIBIT A

FORM OF SIXTH AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION

EXHIBIT B

FORM OF AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXHIBIT C

FORM OF FOURTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL & CO-SALE AGREEMENT

EXHIBIT D

DISCLOSURE SCHEDULE

EXHIBIT E

INDEMNIFICATION AGREEMENT